Exhibit 99.1

Media contact:	Investor contact:
Mike Jacobsen	John Kristoff
+1 330 490 3796	+1 330 490 5900
jacobsm1@diebold.com	kristoj@diebold.com
FOR IMMEDIATE RELEASE:
October 30, 2006
DIEBOLD REPORTS THIRD QUARTER FINANCIAL RESULTS
GAAP earnings of $.45 per share, or $.47 per share excluding restructuring charges*
•	Production underway in new manufacturing facility in Budapest, Hungary
•	New leadership in place for international operations
•	Third quarter revenue growth of 17.4 percent with improved gross margins
•	Third quarter free cash flow* of $65.3 million
NORTH CANTON, Ohio — Diebold, Incorporated (NYSE: DBD) today reported third quarter 2006 revenue from continuing operations of $730.7 million, up 17.4 percent from the third quarter of 2005. Income from continuing operations in the third quarter was $29.5 million, compared with $13.5 million in the third quarter of 2005. Diluted earnings per share from continuing operations were $.45 compared to $.19 in the third quarter of 2005.
Included in the third quarter 2006 reported results were restructuring charges of $.02 per share resulting primarily from costs associated with the realignment of the European service and research and development operations. Excluding the impact of these items*, diluted earnings per share in the third quarter would have been $.47. Also included in the third quarter 2006 reported results was a net tax refund, which contributed $.02 to earnings per share.
Net cash provided by operating activities in the third quarter of 2006 was $79.9 million, a $107.9 million improvement from the comparable period in the prior year. Free cash flow* increased by $108.6 million, moving from free cash use* of $43.3 million in the third quarter 2005 to free cash flow* of $65.3 million in the third quarter 2006.
Business Review
Management commentary
“We are encouraged by the progress made during the quarter, as many of our strategic actions are beginning to result in tangible benefits. We continue to make progress on improving our operations, which has resulted in further profit margin improvement on a sequential basis,” said Thomas W. Swidarski, Diebold president and chief executive officer. “While these results are encouraging, we are still early in the recovery process. We remain focused on continuing to execute on our multi-year profit improvement plan and return the company to acceptable levels of profitable growth. Our associates and management team have worked hard to get us moving in the right direction, and it is critical we continue with this same level of commitment as we strive to reach our long-term goals.”
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*See accompanying notes for non-GAAP measures.

PAGE 2/DIEBOLD ANNOUNCES THIRD QUARTER RESULTS
Kevin J. Krakora, executive vice president and chief financial officer, added, “I am especially pleased with the progress on two of our financial initiatives: improving free cash flow and reducing our effective tax rate. Free cash flow in the quarter benefited from the significant progress made in collecting receivables, with days sales outstanding improving by 11 days. The tax rate in the third quarter was lower than expected due to a net tax refund of $1.6 million, discrete to the quarter, and an anticipated lower full-year tax rate resulting from a change in income mix which favors lower tax jurisdictions.”
Organizational structure
The reorganization of the company’s international operations is well underway. In September, James L.M. Chen and Joao Abud, Jr. were promoted to lead the international business operations for the company. In addition to leading the company’s Asia Pacific operations, Chen is leading all sales and service operations in the Europe, Middle East and Africa (EMEA) region. Abud, in addition to his current leadership responsibilities in Brazil, is overseeing the sales and service operations throughout all of Latin America.
“James Chen and Joao Abud are proven leaders who thoroughly understand our international markets and will help us expand our business,” said Swidarski. “While I have great confidence in these and other leadership changes we have made over the past several months, we will continue to improve and refine our senior leadership structure in other areas of the company moving forward.”
Manufacturing optimization
The process of realigning the company’s global manufacturing operations is progressing. During the quarter, Diebold completed a successful pilot production program at its new manufacturing facility in Budapest, Hungary, and received the necessary governmental quality certifications needed to begin shipments to customers. The plant is operating according to plan and is expected to produce more than 1,000 Opteva® automated teller machines (ATMs) in the fourth quarter. In addition, the consultation process around the planned closure of the production facility in Cassis, France, is moving forward, but continues to present challenges. Management remains fully engaged in completing this realignment as quickly as possible.
Multi-year profit improvement plan
Diebold has made significant progress in establishing the processes and systems to execute its multi-year profit improvement plan that encompasses a $100 million reduction in the company’s cost structure by the end of 2008. The procurement group has been reorganized and is fully engaged with its outside partners in driving improvements to the supply chain. The company remains confident in its commitment to reduce its cost structure by $35 million in 2007 and $65 million by the end of 2008 as management works toward its three-year corporate operating margin target of 11 to 12 percent.
ERP/IT implementation
Since assuming implementation and support responsibilities for the global enterprise resource planning (ERP) system and other IT-related functions on June 1, 2006, the company has made some progress addressing stabilization of the ERP system in Europe. While the company remains committed to the new ERP platform, it has begun a thorough evaluation of its implementation plan, with the assistance of a third-party provider, including organization, processes, and software and hardware architecture. A substantial portion of this evaluation is expected to be completed in the fourth quarter.
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PAGE 3/DIEBOLD ANNOUNCES THIRD QUARTER RESULTS
Third Quarter Orders (constant currency)
Total orders for financial self-service and security products and services increased in the low double-digit range compared to the prior year period. Financial self-service orders increased in the low double-digit range, with double-digit order growth in the Americas partially offset by declines in Asia Pacific and EMEA. Security orders increased in the low double-digit range.
Revenue
Total revenue for the quarter was up 17.4 percent, with security products and services revenue up 17.1 percent over the third quarter 2005. Financial self-service revenue was up 14.4 percent for the quarter, led by an increase of 22.8 percent in EMEA. During the quarter, the net positive currency impact was approximately $9.9 million, or 1.6 percent. The positive currency impact on revenue was largely due to the year-over-year strengthening of the Brazilian real and the euro.
Gross Margin
Total gross margin for the quarter was 24.9 percent, compared to 23.1 percent in the third quarter 2005. Restructuring charges of $1.0 million were included in the third quarter 2006, while restructuring charges of $4.2 million and other special charges of $3.1 million were recorded in the third quarter 2005.
Product gross margin was 29.3 percent, compared to 24.9 percent in the third quarter 2005. Restructuring charges of $0.2 million were included in the third quarter 2006, while restructuring charges of $2.2 million and special charges of $1.7 million were recorded in the third quarter 2005. Excluding restructuring and special charges*, product gross margin would have been 29.4 percent in the third quarter 2006, compared to 26.2 percent in the third quarter 2005. Improved pricing discipline resulting in further price stabilization in North America, and a more favorable geographic mix within the Americas, contributed to the improvement in product gross margin in the third quarter 2006. In addition, improved profitability on higher revenue in the election systems business also contributed to the gross margin performance.
Service gross margin was 20.5 percent, compared to 21.4 percent in the third quarter of 2005. Restructuring charges of $0.8 million were included in the third quarter 2006, while restructuring and special charges of $3.4 million were recorded in the third quarter 2005. Excluding restructuring and special charges*, service gross margin would have been 20.8 percent in the third quarter 2006, compared to 22.5 percent in the third quarter 2005 and 19.9 percent in the second quarter 2006. The year-over-year decline in service margin was a result of lower profitability in EMEA, service acquisitions that currently operate below expected gross margin levels, and increased investments in customer service engineers and associated resources to continue improving performance in targeted areas. The sequential improvement from the second quarter 2006 is the result of productivity gains, improved pricing discipline and lower fuel costs.
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*See accompanying notes for non-GAAP measures.

PAGE 4/DIEBOLD ANNOUNCES THIRD QUARTER RESULTS
Income from Continuing Operations
Income from continuing operations was 4.0 percent of revenue compared to 2.2 percent in the third quarter 2005. The increase in income from continuing operations was due primarily to higher gross profit, and lower operating expenses as a percentage of revenue. Third quarter 2006 operating expenses included restructuring charges of $1.4 million primarily due to costs associated with the realignment of the European service and research and development operations.
Also contributing to the improvement in income from continuing operations was a lower third quarter effective tax rate. The third quarter tax rate benefited from a net $1.6 million tax refund, discrete to the quarter, and a lower projected annual tax rate. The lower projected annual tax rate is attributable to a change of income mix which favors lower tax jurisdictions.
Balance Sheet, Cash Flow and Share Repurchase Highlights
The company’s net debt* was $401.4 million at September 30, 2006 compared to $221.8 million at September 30, 2005. The $179.6 million increase in net debt* over the last 12 months was principally due to free cash flow* of $173.5 million offset by share repurchases of $199.6 million, dividends of $57.5 million, acquisitions of $53.4 and a $42.6 million increase in other assets.
In the third quarter, free cash flow* increased by $108.6 million, moving from free cash use* of $43.3 million in the third quarter of 2005 to $65.3 million of free cash flow* in the third quarter of 2006. The increase in free cash flow* was largely due to higher trade receivable collections, which included approximately $11 million of past due election receivables from counties in California. Days sales outstanding (DSO) were 67 days at September 30, 2006, compared to 78 days at September 30, 2005, with improvement in North America and the international operations. Inventory turns improved to 5.2 turns at September 30, 2006 from 4.8 turns at September 30, 2005, with the improvement largely from performance by the U.S. operations.
In the third quarter 2006, Diebold repurchased approximately 0.3 million shares of the company’s common stock under its repurchase plan. The company has approximately 1.0 million shares remaining under its existing board authorization.
Restructuring
The company incurred third quarter restructuring charges of $.02 per share. The majority of these costs were associated with the realignment of the European service and research and development operations. Full-year restructuring charges are anticipated to be in the range of $.62 to $.64 per share. This includes charges of $.12 per share primarily associated with the consolidation of global R&D facilities and other service consolidations, $.07 per share from the termination of the IT outsourcing agreement, $.02 of other restructuring charges related to the company’s relocation of its European headquarters and anticipated restructuring charges of $.41 to $.43 per share as a result of the planned closure of the Cassis production facility.
While management is fully engaged in completing the Cassis restructuring in 2006, the possibility remains that it may not be completed until 2007. While the full-year guidance still includes $.41 to $.43 per share of restructuring charges related to the planned closure of the production facility in Cassis, some or all of these charges could extend into 2007.
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*See accompanying notes for non-GAAP measures.

PAGE 5/DIEBOLD ANNOUNCES THIRD QUARTER RESULTS
Outlook
The following statements are based on current expectations. These statements are forward-looking and actual results may differ materially. These statements do not include the potential impact of any future mergers, acquisitions, disposals or other business combinations.
Full-year 2006 outlook
The company has adopted SFAS No. 123R, “Accounting for Share-Based Payments” on a modified prospective basis. The company estimates the impact of expensing stock options in 2006 will be approximately $.07 per share, and has included this estimate in the outlook below. Expectations for the full-year 2006 include:
•	Revenue growth of 9 to 11 percent
•	Financial self-service revenue growth of 5 to 7 percent.

•	Security revenue growth of 15 to 17 percent.

•	Election systems revenue is anticipated to be in the range of $175 to $180 million.

•	Brazilian lottery systems revenue of approximately $35 million.
•	Earnings per share

EPS -- GAAP	$1.13-$1.16
Restructuring actions	$.62-$.64

EPS -- Non-GAAP, excluding restructuring	$1.75-$1.80

•	Free cash flow* including restructuring actions is now expected to be $143 to $163 million, which includes $30 million of anticipated cash charges associated with the Cassis restructuring.
Financial Information
Thomas W. Swidarski and Kevin J. Krakora will discuss the company’s financial performance during a conference call today at 10:00 a.m. (ET). Access is available from Diebold’s Web site at www.diebold.com. The replay can also be accessed on the site for up to three months after the call.
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*See accompanying notes for non-GAAP measures.

PAGE 6/DIEBOLD ANNOUNCES THIRD QUARTER RESULTS
Revenue Summary by Product, Service and Geographic Area
Revenue Summary by Product and Service Solutions
(In Thousands — Quarter Ended September 30)

				% Change
			% Change	constant
	2006	2005	GAAP	currency*
Financial Self-Service
Products	$229,855	$194,248	18.3%	15.6%
Services	241,107	217,271	11.0%	8.5%

Total Fin. self-service	470,962	411,519	14.4%	11.9%

Security solutions
Products	81,180	67,870	19.6%	19.5%
Services	115,158	99,868	15.3%	15.1%

Total Security	196,338	167,738	17.1%	16.9%

Total Fin. self-service & security	667,300	579,257	15.2%	13.3%

Election systems
Products	52,295	35,849	45.9%	45.9%
Services	9,118	3,848	137.0%	136.9%

Total Election systems	61,413	39,697	54.7%	54.7%

Brazilian lottery systems	2,026	3,379	-40.0%	-43.5%

Total Revenue from Continuing Operations	$730,739	$622,333	17.4%	15.6%

Revenue Summary by Geographic Segment
(In Thousands — Quarter Ended September 30)

				% Change
			% Change	constant
	2006	2005	GAAP	currency*
The Americas
Financial self-service solutions	$309,257	$277,556	11.4%	9.0%
Security solutions	178,488	152,064	17.4%	17.3%

subtotal	487,745	429,620	13.5%	11.9%

Election systems	61,413	39,697	54.7%	54.7%
Brazilian lottery systems	2,026	3,379	-40.0%	-43.5%

Total Americas	551,184	472,696	16.6%	15.0%

Asia Pacific
Financial self-service solutions	60,508	51,584	17.3%	14.8%
Security solutions	11,571	10,783	7.3%	8.2%

Total Asia Pacific	72,079	62,367	15.6%	13.7%

Europe, Middle East, Africa
Financial self-service solutions	101,197	82,379	22.8%	19.5%
Security solutions	6,279	4,891	28.4%	22.8%

Total Europe, Middle East, Africa	107,476	87,270	23.2%	19.7%

Total Revenue from Continuing Operations	$730,739	$622,333	17.4%	15.6%

*See accompanying notes for non-GAAP measures.
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PAGE 7/DIEBOLD ANNOUNCES THIRD QUARTER RESULTS
Notes for Non-GAAP Measures
1.	Reconciliation of GAAP EPS to non-GAAP measures:

		Nine Months
	Q3 2006	Ended 2006
Total EPS (GAAP)	$0.45	$0.88
Restructuring Charges	0.02	0.16

Operating EPS (Non-GAAP)	$0.47	$1.04

The company believes excluding these items provides meaningful insight into the ongoing performance of its operations.

2.	Constant currency is used to depict order and GAAP revenue growth in local currency without the benefit or detriment occurring from currency fluctuations.

3.	Free cash flow/(use) is calculated as follows:

			Nine Months	Nine Months
	Q3 2006	Q3 2005	Ended 2006	Ended 2005
Net cash provided by operating activities (GAAP measure)	$79,939	$(27,921)	$154,703	$43,504
Capital expenditures	(9,108)	(10,143)	(32,209)	(39,967)
Rotable spares expenditures	(5,528)	(5,240)	(12,351)	(12,622)

Free cash flow (use) (non-GAAP measure)	$65,303	$(43,304)	$110,143	$(9,085)

The company believes that free cash flow is a meaningful indicator of cash generated for discretionary purposes.
4. Net (debt) is calculated as follows:

	September 30,	December 31,	September 30,
	2006	2005	2005
Cash, cash equivalents and other investments (GAAP measure)	$281,555	$260,785	$202,622
Less Industrial development revenue bonds and other	(12,000)	(13,450)	(13,450)
Less Notes payable	(670,969)	(489,194)	(411,012)

Net (debt) (non-GAAP measure)	$(401,414)	$(241,859)	$(221,840)

Given the significant cash, cash equivalents and other investments on its balance sheet, the company believes a meaningful debt calculation is to provide net cash against outstanding debt.
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PAGE 8/DIEBOLD ANNOUNCES THIRD QUARTER RESULTS
Forward-Looking Statements
In this press release, statements that are not reported, financial results or other historical information are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance. These forward-looking statements relate to, among other things, the company’s future operating performance, the company’s share of new and existing markets, the company’s short- and long-term revenue and earnings growth rates, the company’s implementation of cost-reduction initiatives and measures to improve pricing, including the optimization of the company’s manufacturing capacity. The use of the words “believes,” “anticipates,” “expects,” “intends” and similar expressions is intended to identify forward-looking statements that have been made and may in the future be made by or on behalf of the company. Although the company believes that these forward-looking statements are based upon reasonable assumptions regarding, among other things, the economy, its knowledge of its business, and on key performance indicators that impact the company, these forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed in or implied by the forward-looking statements. The company is not obligated to update forward-looking statements, whether as a result of new information, future events or otherwise.
Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Some of the risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements include, but are not limited to:
•	competitive pressures, including pricing pressures and technological developments;
•	changes in the company’s relationships with customers, suppliers, distributors and/or partners in its business ventures;
•	changes in political, economic or other factors such as currency exchange rates, inflation rates, recessionary or expansive trends, taxes and regulations and laws affecting the worldwide business in each of the company’s operations, including Brazil, where a significant portion of the company’s revenue is derived;
•	acceptance of the company’s product and technology introductions in the marketplace;
•	unanticipated litigation, claims or assessments;
•	the timely completion of the company’s new manufacturing operation for financial self-service terminals and related components in the Eastern European region;
•	costs associated with the planned closure of the company’s Cassis production facility, including the timing of related restructuring charges;
•	the completion of the company’s implementation of its ERP system and other IT-related functions;
•	the company’s ability to reduce costs and expenses and improve internal operating efficiencies, including the optimization of the company’s manufacturing capacity;
•	the company’s ability to successfully implement measures to improve pricing;
•	variations in consumer demand for financial self-service technologies, products and services;
•	challenges raised about reliability and security of the company’s election systems products, including the risk that such products will not be certified for use or will be decertified;
•	changes in laws regarding the company’s election systems products and services;
•	potential security violations to the company’s information technology systems; and
•	the company’s ability to achieve benefits from its cost-reduction initiatives and other strategic changes.
Diebold, Incorporated is a global leader in providing integrated self-service delivery and security systems and services. Diebold employs more than 14,000 associates with representation in nearly 90 countries worldwide and is headquartered in Canton, Ohio, USA. Diebold reported revenue of $2.6 billion in 2005 and is publicly traded on the New York Stock Exchange under the symbol ‘DBD.’ For more information, visit the company’s Web site at www.diebold.com.
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PR/3285

DIEBOLD, INCORPORATED
CONDENSED CONSOLIDATED INCOME STATEMENTS — UNAUDITED
(IN THOUSANDS EXCEPT EARNINGS PER SHARE)

	Three months ended		Nine months ended
	September 30,		September 30,
	2006	2005	2006	2005
Net Sales
Product	$364,335	$301,346	$1,031,323	$835,319
Service	366,404	320,987	1,049,503	941,114

Total	730,739	622,333	2,080,826	1,776,433

Cost of goods
Product	257,525	226,412	735,297	610,070
Service	291,122	252,254	844,138	726,488

Total	548,647	478,666	1,579,435	1,336,558

Gross Profit	182,092	143,667	501,391	439,875
Percent of net sales	24.9%	23.1%	24.1%	24.8%

Operating expenses
Selling, general and administrative	116,403	101,762	338,135	273,706
Research, development and engineering	17,299	15,132	53,873	43,451

Total	133,702	116,894	392,008	317,157
Percent of net sales	18.3%	18.8%	18.8%	17.9%

Operating profit	48,390	26,773	109,383	122,718
Percent of net sales	6.6%	4.3%	5.3%	6.9%
Other expense and minority interest, net	(6,679)	(4,534)	(21,063)	(13,357)

Income from continuing operations before taxes	41,711	22,239	88,320	109,361
Percent of net sales	5.7%	3.6%	4.2%	6.2%

Taxes on income	(12,169)	(8,740)	(28,855)	(36,860)
Effective tax rate	29.2%	39.3%	32.7%	33.7%

Income from continuing operations	$29,542	$13,499	$59,465	$72,501

Percent of net sales	4.0%	2.2%	2.9%	4.1%

Income from discontinued operations, net of tax	$—	$—	$—	$909
Gain on sale of discontinued operations, net of tax	—	12,933	—	12,933

Income from discontinued operations	$—	$12,933	$—	$13,842

Net income	$29,542	$26,432	$59,465	$86,343

Basic weighted average shares outstanding	65,627	70,447	67,055	71,042
Diluted weighted average shares outstanding	66,020	70,812	67,242	71,517

Basic Earnings Per Share from continuing operations	$0.45	$0.19	$0.89	$1.02
Basic Earnings Per Share from discontinued operations	—	0.18	—	0.20

Total Basic Earnings Per Share	$0.45	$0.37	$0.89	$1.22

Diluted Earnings Per Share from continuing operations	$0.45	$0.19	$0.88	$1.02
Diluted Earnings Per Share from discontinued operations	—	0.18	—	0.19

Total Diluted Earnings Per Share	$0.45	$0.37	$0.88	$1.21

DIEBOLD, INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS — UNAUDITED
(IN THOUSANDS)

	September 30,	December 31,
	2006	2005
ASSETS
Current assets
Cash and cash equivalents	$210,160	$207,900
Short-term investments	71,395	52,885
Trade receivables, net	589,403	676,361
Inventories	427,204	341,614
Other current assets	159,595	149,120

Total current assets	1,457,757	1,427,880

Securities and other investments	69,293	54,154
Property, plant and equipment, net	277,408	276,966
Goodwill	448,578	389,134
Other assets	212,905	205,059

	$2,465,941	$2,353,193

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$48,462	$34,472
Accounts payable	151,448	180,725
Other current liabilities	397,683	364,834

Total current liabilities	597,593	580,031

Long-term notes payable	622,507	454,722
Long-term liabilities	167,626	165,591
Total shareholders’ equity	1,078,215	1,152,849

	$2,465,941	$2,353,193

DIEBOLD, INCORPORATED
CONSOLIDATED STATEMENTS OF CASH FLOWS — UNAUDITED
(IN THOUSANDS)

	Nine months ended September 30,
	2006	2005
Cash flow from operating activities:
Net income	$59,465	$86,343
Adjustments to reconcile net income to cash provided by operating activities:
Income from discontinued operations	—	(909)
Minority share of income	4,393	3,826
Depreciation and amortization	69,485	56,164
Share-based compensation	11,258	(1,127)
Deferred income taxes	(951)	3,072
Gain on sale of discontinued operations	—	(20,290)
(Gain) loss on sale of assets, net	(890)	561
Cash provided (used) by changes in certain assets and liabilities:
Trade receivables	101,338	2,926
Inventories	(74,738)	(62,928)
Prepaid expenses	(5,789)	(7,002)
Other current assets	1,402	(38,789)
Accounts payable	(34,971)	7,456
Certain other assets and liabilities	24,701	14,201

Net cash provided (used) by operating activities	154,703	43,504

Cash flow from investing activities:
Proceeds from sale of discontinued operations	—	29,350
Payments for acquisitions, net of cash acquired	(53,389)	(27,701)
Net investment activity	(17,095)	6,016
Capital expenditures	(32,209)	(39,967)
Rotable spares expenditures	(12,351)	(12,622)
Increase in certain other assets	(24,122)	(25,409)

Net cash used by investing activities	(139,166)	(70,333)

Cash flow from financing activities:
Dividends paid	(43,322)	(43,578)
Net borrowings	170,358	134,283
Repurchase treasury shares	(143,744)	(82,344)
Other financing activities	6,302	4,731

Net cash provided (used) in financing activities	(10,406)	13,092

Effect of exchange rate changes on cash	(2,871)	1,334

Increase (decrease) in cash and cash equivalents	2,260	(12,403)
Cash and cash equivalents at the beginning of the period	207,900	184,045

Cash and cash equivalents at the end of the period	$210,160	$171,642